Exhibit 99.14
KC Gamma Opportunity Fund, LP
112 Route 39 North
Sherman, Connecticut 06784

INDEMNITY AND NOMINEE LETTER
__________, 2015
Dear Mr. _________:
As you know, KC Gamma Opportunity Fund, LP (collectively with its affiliates, "KC Gamma") has filed preliminary proxy materials with the Securities and Exchange Commission in connection with a possible opportunity to commence a solicitation (the "Solicitation") of (a) proxies in connection with the 2015 Annual Meeting of Stockholders of Essex Rental Corp., a Delaware corporation (the "Company") or (b) consents in connection with an action by written consent of the stockholders of the Company to, in each case and among other things, elect nominees to serve as directors on the Company's Board of Directors (the "Board").  This letter agreement ("Letter Agreement") will confirm your agreement, subject to the terms and conditions stated herein, with KC Gamma to stand for election as a nominee and to serve as a director of the Company in connection with the Solicitation.  Concurrently with the execution of this Letter Agreement, please execute the Consent to serve as a director of the Company, if elected, which is attached as Annex A. Please be advised that KC Gamma is relying, with your permission, upon the accuracy of information you provided the Company in connection with your nomination to serve as a director of the Board, including your completed questionnaire therein.
KC Gamma will reimburse you, as promptly as practicable upon your request, for your reasonable and documented out-of-pocket expenses directly related to the performance of your duties under this Letter Agreement with respect to the Solicitation (including travel expenses, if any).  The foregoing right to reimbursement shall be in addition to your rights of indemnification described in this Letter Agreement.  KC Gamma reserves the right, in its sole discretion at any time, to withdraw from the Solicitation; provided, however, that any such action by KC Gamma shall not prejudice your rights under this Letter Agreement to reimbursement of certain expenses through such date and the benefits of the indemnification provisions hereof.
Each of KC Gamma and you recognizes that, should you be elected to the Board, all of your activities and decisions as a director will be governed by applicable law and subject to your duties to the stockholders of the Company and, as a result, that there is, and can be, no agreement between you and KC Gamma that governs the decisions that you will make as a director of the Company.
In consideration of your agreement as set forth above, and to the fullest extent permitted by Delaware and other applicable law, KC Gamma agrees to indemnify you against and hold you harmless from any and all liabilities, losses, claims, damages, suits, actions, judgments and reasonable costs and expenses actually incurred by you (including reasonable and documented attorneys' fees and expenses) (collectively, "Losses") in connection with the investigation, preparation or defense of any litigation (commenced or threatened), any civil, criminal, administrative or arbitration action, or any claim whatsoever, in each case whether instituted by the Company or any other party, and any and all amounts paid in settlement by you or on your behalf (with KC Gamma's consent, which shall not be unreasonably withheld) of any such claim or litigation asserted against, resulting, imposed upon, or incurred or suffered by you, directly or indirectly, based upon, arising out of or relating to (a)  being a "participant in a solicitation" (as defined in the rules and regulations under the Securities Exchange Act of 1934, as amended) in connection with the Solicitation; and (b) being otherwise involved in the Solicitation as a nominee (in each of cases (a) and (b), whether before or after the date hereof).  Notwithstanding anything to the contrary herein, KC Gamma shall not indemnify you for (x) any action taken or omission by you or on your behalf that occurs subsequent to certification of the results relating to the Solicitation or such earlier time as you are no longer a nominee for election to the Board, or (y) any actions taken or inactions by you as a director of the Company, if you are elected.  In addition, KC Gamma shall not be obligated to provide you with any indemnification to the extent of any Losses that (i) arise out of any materially inaccurate (whether by misstatement or omission) written information supplied by you or on your behalf for inclusion in any filings made with any federal or state governmental agency, including any materials related to the Solicitation (including, without limitation, the proxy or consent statement with respect to the Solicitation), or (ii) are found in a final judgment by a court, not subject to further appeal, to have resulted from bad faith or willful misconduct on your part.  You shall repay to KC Gamma any amounts that have been paid by KC Gamma to you in respect of the foregoing in the event that you are found, subject to a final and non-appealable judgment, to not be entitled to indemnification under this Letter Agreement.
Promptly after receipt by you of notice of any such claim or the commencement of any action, proceeding or investigation in respect of which indemnification may be sought as provided above, you must promptly notify KC Gamma's counsel, Keating Muething & Klekamp PLL, in writing by personal delivery, fax or overnight mail of the receipt of any such notice or commencement of any such action, proceeding or investigation.  Any such notice should be sent to the following address: F. Mark Reuter, Esq., Keating Muething & Klekamp PLL, One East Fourth Street, Suite 1400, Cincinnati, Ohio, facsimile (513) 579-6457; provided that the failure to so notify KC Gamma's counsel shall not limit your rights to indemnification hereunder, except to the extent that KC Gamma is actually prejudiced thereby.
In case any such action, proceeding or investigation is brought against you, and you notify KC Gamma of the commencement thereof, KC Gamma shall have the right to participate therein and, to the extent that KC Gamma so determines, to assume the defense and settlement thereof, with counsel reasonably satisfactory to you; provided, however, that if the defendants in any such action include both you and KC Gamma and if you have been advised in writing by counsel reasonably acceptable to KC Gamma that there may be one or more legal defenses available to you that are different from or additional to those available to KC Gamma (a "Conflict Situation"), you will have the right to select up to one separate counsel reasonably acceptable to KC Gamma to participate in the defense of such action on your behalf; provided, however, that KC Gamma shall not be responsible for more than one such counsel in each jurisdiction.  Notwithstanding, but in furtherance of, the foregoing, in the event of a Conflict Situation, you and other persons who are (or were) nominees as directors of the Company involved in such matter shall share such one counsel (unless you have been advised in writing by counsel reasonably satisfactory to KC Gamma that there may be one or more legal defenses available to you that are different from or additional to those available to any of such other persons).  After notice from KC Gamma to you of its election to assume the defense of any such action, proceeding or investigation, neither KC Gamma nor any of its affiliates will be liable to you under this Letter Agreement for any expenses subsequently incurred by you in connection with the defense thereof, unless you shall have employed counsel in accordance with the proviso to the preceding sentence.
KC Gamma shall have the right to settle any action, proceeding or investigation that is brought against you for which indemnification is available under the terms of this Letter Agreement; provided that KC Gamma shall not settle, without your prior written consent (which you may withhold in your sole discretion), any action, proceeding or investigation in any manner that would impose any penalty, obligation or limitation on you (other than monetary damages for which KC Gamma agrees to be wholly responsible) or that would contain any language (other than a recitation of any amounts to be paid in settlement) that could reasonably be viewed as an acknowledgement of wrongdoing on your part or otherwise as materially detrimental to your reputation.
KC Gamma shall not be liable under this Letter Agreement to make any indemnification payment in connection with any claim made against you to the extent (and only to the extent) that you have otherwise received payment or have a right to be indemnified or reimbursed (under any insurance policy, pursuant to any indemnification or reimbursement payment or provision by any party other than KC Gamma, or otherwise) of the amounts otherwise indemnifiable hereunder.  Any payments required to be made by KC Gamma pursuant to this Letter Agreement will be remitted to you on a monthly basis as the expenses to which such payments relate are incurred.
For purposes of this Letter Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval), or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that you did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.
In the event of payment under this Letter Agreement, KC Gamma shall be subrogated to the extent of such payment to all of your rights of recovery and you shall, at KC Gamma's expense, execute all papers reasonably required and shall do everything that may be reasonably necessary to secure such rights, including, without limitation, the execution of such documents reasonably necessary to enable KC Gamma to effectively bring suit to enforce such rights.
This Letter Agreement shall be governed by and construed by and enforced in accordance with the laws of the State of Delaware  applicable to contracts to be performed in such state without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.  Without limiting the foregoing, each party agrees that service of process on such party at the address listed for such party in this Letter Agreement shall be deemed effective service of process on such party.  This Letter Agreement may only be amended or the provisions hereof waived by a written instrument signed by KC Gamma and you.  This Letter Agreement may be executed in counterparts (including by fax and .pdf), each of which shall constitute an original, but which together shall constitute one agreement.  This Letter Agreement constitutes the entire agreement among the parties with respect to the subject hereof.
KC Gamma and you hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America in each case located in the State of Delaware for any litigation arising out of or relating to this Letter Agreement, and waive any objection to the laying of venue of any litigation arising out of this Letter Agreement in the courts of the State of Delaware or of the United States of America in each case located in the State of Delaware and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.
[Execution page follows.]

Please acknowledge your agreement to the foregoing by signing in the space provided below.
Very truly yours,

KC Gamma Opportunity Fund, LP

By: Casey Capital Management, LLC, its general partner By: /s/ Kevin M. Casey
Name: Kevin M. Casey Title: Managing Member

Accepted and Agreed
______________, 2015
____________________________________

[Signature Page to Nominee Letter]

ANNEX A
Consent of Stockholder Nominee
The undersigned previously delivered a consent to being named as a nominee for election as a director of Essex Rental Corp., a Delaware corporation (the "Company") in nomination materials Lee D. Keddie provided to the Company. Such previously delivered consent remains in full force and effect. The undersigned also delivers this consent for the benefit of KC Gamma Opportunity Fund, LP and certain of its affiliates ("KC Gamma") and hereby consents to being named as such a nominee in (a) materials (including, without limitation, a proxy or consent statement and form of proxy or consent) distributed to stockholders of the Company on behalf of KC Gamma, in connection with or relating to the solicitation of proxies or consents, and (b) such filings, notices and correspondence filed with, or submitted to, the Company, the Securities and Exchange Commission, The NASDAQ Stock Market, LLC, or other regulatory authority deemed necessary or advisable in connection with or relating to the solicitation of proxies or consents by KC Gamma.  The undersigned further consents to serve as a director of the Company if elected.
_______________________________________
Name:
Dated:             , 2015